Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Covista Inc. of our report dated August 6, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Covista Inc.’s Annual Report on Form 10-K for the year ended June 30, 2026.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 4, 2026